Exhibit 99.1
hhgregg announces hiring of CFO
Indianapolis, Indiana-(September 11, 2014) - Indianapolis-based appliance, electronics and furniture retailer, hhgregg Inc. (NYSE:HGG) today announced the hiring of Robert J. Riesbeck as Chief Financial Officer. Mr. Riesbeck will be a key addition to the Company’s leadership team and his vast experience in financial and operational management will complement the existing executive team as the company continues to focus on executing its strategic initiatives to transform the business. Mr. Riesbeck will assume the CFO position on September 15, 2014.

Mr. Riesbeck brings over 25 years of experience in financial and operations management.  Most recently, Mr. Riesbeck served as Operations Executive/Group CFO at Sun Capital Partners where he was responsible for financial and operations oversight of a diverse group of portfolio companies with combined revenues exceeding $5 billion. Before joining Sun Capital, Mr. Riesbeck was CFO of Marsh Supermarkets, a Sun Capital portfolio company. Prior to this, Mr. Riesbeck was CFO of American Golf Corporation and also previously held business-unit CFO roles at Nike, Inc. Mr. Riesbeck began his career with Grant Thornton LLP. Mr. Riesbeck received a Bachelor of Science degree in Accounting from the University of Akron and is a CPA.

Dennis May, President and CEO of hhgregg, stated, “We are excited to add Bob’s extensive financial experience to our executive team. As we continue to transform the company and work toward the goal of becoming a national retailer, Bob’s experience in financial and operations management in the retail industry make him the perfect fit. We look forward to Bob joining the team and playing an instrumental role in executing our strategic initiatives and driving long-term growth.”

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer with 228 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.